Exhibit 99.4

CONSENT
OF
NOMURA SECURITIES CO., LTD.
     We hereby consent to (i) the inclusion in the Registration Statement on Form F-4 of Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG”) (the “Registration Statement”), and in the prospectus of MSIG which is a part of the Registration Statement, of our opinion letter, dated September 29, 2009, to the Board of Directors of Aioi Insurance Company, Limited (“Aioi”) relating to the business combination among Aioi, MSIG and Nissay Dowa General Insurance Company, Limited, appearing as Appendix B-1 to such prospectus, and (ii) the description of such opinion and the references made to such opinion and our name in the sections captioned “The Share Exchange — Reasons for the Share Exchange — Determination of Aioi’s Board of Directors,” and “The Share Exchange — Reasons for the Share Exchange — Opinions of Aioi’s Financial Advisors,” of such prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
NOMURA SECURITIES CO., LTD.
/s/ Kentaro Okuda

Kentaro Okuda
Managing Director
Global Head of M&A
Tokyo, Japan
November 10, 2009